                                                                 EXHIBIT 10.36.2
                                                                 ---------------

                                   AMENDMENT
                                      TO
                          FeLV DISTRIBUTION AGREEMENT


This "Amendment" is entered into by Synbiotics Corporation, a California corporation ("Synbiotics") and Bio-Trends International, Inc., a California corporation ("BTI") as of August 22, 1996. The parties hereby agree to amend the Distribution Agreement dated February 7, 1990 between Synbiotics and BTI (the "FeLV Agreement") as follows.

1.  The FeLV Agreement is hereby amended to give Synbiotics a non-exclusive
                                                              -------------
right to distribute the FeLV Product in South America subject to the terms of the FELV Distribution Agreement.

2. Section 9.1 of the FeLV Agreement is hereby amended to read: "This Agreement shall terminate on December 31, 2004." The maximum continuation period contemplated in Section 9.4 of the FeLV Agreement is extended to December 31, 2004.

3. Synbiotics agrees to provide BTI with all current and future agreements with respect to FeLV vaccine (or any other vaccine in which FeLV constitutes a fraction), but only if the agreement contains specific terms and or performance criteria relating to the FeLV vaccine, as opposed to Synbiotics generic contracts for distribution of its entire product line. Should Synbiotics contemplate entering into any such agreement with any third party, it shall provide BTI, in advance and in confidence, the documents and terms of such contemplated agreement insofar as it pertains, in any way, to the FeLV Product or to the sales and/or marketing thereof by Synbiotics or any third party. BTI may consult with Synbiotics with regard to any contemplated agreement, but the decision whether or not to enter into the agreement (and on which terms) shall belong exclusively to Synbiotics, in its sole and absolute discretion. This provision shall in no way relieve or excuse Synbiotics from fulfilling its obligation to use its reasonable best efforts to sell the FeLV vaccine.

4. With regard to section 1.3 of the FeLV Agreement, the parties agree Commonwealth Serum Laboratories is an appropriate candidate with whom to commence discussions as the designated FeLV vaccine manufacturer/seller for Australia and New Zealand. Final approval of this company as such will be subject to the mutual acceptance of the terms of such a manufacturing/sales agreement by both BTI and Synbiotics.

5. For purposes of Section 8.1 of the FeLV Agreement relating to insurance, indemnification, defense and hold harmless, all doses of the FeLV Product sold in the over-the-counter market ("OTC Products") shall be deemed Products covered by such Section. In addition, Synbiotics shall, with respect to such OTC Products, indemnify, defend and hold harmless BTI from and against all claims, actions, damages, expenses and awards resulting from any actual or alleged "packaging related incidents", such as a child injuring himself or another with a needle or contracting an infection or disease as a result thereof. Further examples shall include situations that may occur as a result of a "veterinary non-professional" administering the vaccines.

6. BTI is in the process of upgrading its facilities to meet UK (MAFF facility standards) and OMP facility standards as required by the EU (hereafter "EU Standards"). In the event BTI is hereafter "unable" to manufacture the FeLV Product in accordance with EU Standards, or at such earlier time as BTI has received final notice from the applicable EU facility licensing authorities that its facility does not and will not, even after modifications or

-----------------------
[*] Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

corrections, meet EU Standards, BTI shall begin and diligently continue information and technology transfer to RMI-Lyon who will then act as the "third party manufacturer" of the FeLV Product for sales solely within the EU Market, provided satisfactory terms can be reached with RMI-Lyon at such time. In the event RMI-Lyon is utilized as a third party manufacturer, BTI and Synbiotics shall equally divide the gross profits from all RMI-Lyon manufactured doses of FeLV in accordance with the examples set forth in Section 7 hereof. For purposes of this section, BTI only shall be considered "unable" to manufacture the FeLV vaccine in accordance with EU Standards if BTI is prevented by the appropriate EU authorities from continuing to supply the FeLV Product to the EU market in the ordinary course of business.

In the event, at the time compliance for EU Standards is required, BTI is "unable" to manufacture the FeLV Product to EU Standards and satisfactory terms cannot be reach with RMI-Lyon to act as the third patty manufacturer, BTI shall begin and diligently continue an information and technology transfer to such other third party manufacturer as Synbiotics and BTI may mutually agree.

For purposes of this Amendment the term "third party manufacturer" shall mean the party responsible to supply the FeLV Product, either in bulk or finished form, to both Synbiotics' distributors and RMI-Lyon. BTI shall be responsible for controlling the technology transfer, as well as negotiating the term of manufacturer, and all additional provisions with respect to the manufacture of the Product, except that Synbiotics and BTI must jointly agree to a mutually acceptable contract manufacturing price from the "third party manufacturer".
BTI shall initially be responsible to pay all costs associated with the technology transfer, however, BTI shall be entitled to full reimbursement for any and all such costs BTI reasonably and actually incurs, prior to the division of any profits pursuant to Section 7 hereof; provided that Synbiotics and BTI shall agree in advance as to the approximate dollar level of such expenditures. Except as BTI may otherwise agree with the "third party manufacturer", BTI shall have the absolute right, at any time and from time to time, to designate a replacement third party manufacturer, or commence manufacturing the Product itself for either or both the EU or the UK markets when BTI's facilities become at least conditionally licensed, provided no significant interruption in Product manufacture or supply results from any such change.

Notwithstanding any of the foregoing provisions, BTI shall have the absolute right to continue to manufacture and supply the FeLV Product for any and all non
                                                                             ---
EU or UK portions of the "Territory" as defined in the FeLV Distribution
------------------------------------
agreement.

Notwithstanding the foregoing, BTI shall also have the right to continue to manufacture and supply FeLV Product to all EU portions of the Territory provided
                                       ------------------ -------------
it is not prohibited from doing so by EU regulatory authorities.

BTI will continue to enjoy its rights under 7.2 of the current FeLV Distribution agreement with respect to ownership of product licenses in foreign countries.
In certain instances, as in the EU, where a product license is a combination of the "product technology and know-how" contained in a product dossier (owned in this case by BTI), and initiated in each country through payment of fees to obtain a "Marketing Acknowledgment" (in this case by Synbiotics or its distributors), BTI and Synbiotics will be jointly named as the holders of any such Marketing Acknowledgments or other form of product licenses.

7. EU Profit Sharing. In the event a "third party manufacturer" is utilized to manufacture and Supply the FeLV Product to the EU and/or UK markets, Synbiotics agrees to pay BTI, with respect to all product purchased by Synbiotics from such "third party manufacturer", [*] incurred by Synbiotics, calculated in accordance with the following example (Note: the numbers quoted below are meant only as examples to assist in demonstrating the profit sharing formula):

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

    [*]

8. Synbiotics agrees at all times set forth in this Section 8, to place firm orders to purchase at least [*] of calendar 1994 doses per year of FeLV vaccine purchased from BTI [*] on a rolling four-quarter annual basis. This minimum purchase order requirement shall in no way excuse or relieve Synbiotics from its obligation to utilize its best efforts to sell the FeLV vaccine.

The first three-month period upon which Synbiotics' purchase orders shall be tested for compliance with this minimum purchase order requirement shall be the earlier of (a) the three-month period beginning January 1, 2000; (b) the three-month period beginning the first day of the tenth month following notice by either party of termination of the Agreement dated January 1, 1992 between Synbiotics and RMI-Athens; or (c) the first day of the month following RMI-Athens commencing to sell or distribute any FeLV vaccine other than BTI's. Synbiotics and BTI agree to utilize a rolling four-quarter annual basis (a minimum of [*] doses during the quarter being tested and the three previous quarters) to evaluate Synbiotics' compliance with the minimum purchase order requirements.

Once testing of Synbiotics' minimum purchase order begins, if Synbiotics' FeLV purchase orders during any four-quarter period are below the required minimum, Synbiotics shall be in default unless it cures such shortfall within the calendar month immediately following such four-quarter period (the "Cure Period"). In order to cure any default, Synbiotics must pay BTI sufficient funds for and place a firm order to purchase enough FeLV vaccine during the Cure Period to meet the shortfall in its minimum dose requirements (a "Cure Purchase"). Each Cure Purchase of FeLV doses by Synbiotics shall, for testing future minimum purchase order compliance, be deemed to have occurred during the previous quarter, in which the shortfall necessitating the Cure Purchase occurred, and shall not be counted as a purchase order for FeLV doses in the following quarter when the purchase order is actually placed.

If at any time Synbiotics fails to timely cure any default, Synbiotics' rights to promote, use and sell the FeLV Product under the FeLV Agreement shall automatically become non-exclusive for the remainder of the term of the FeLV Agreement, as extended by this Amendment. Failure by Synbiotics to meet the minimum purchase order requirements under this section will not give rise to any liability of Synbiotics to purchase the shortfall from BTI.

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

9. From and after the date of this Amendment, the prices at which Synbiotics agrees to purchase and BTI agrees to sell FeLV vaccine shall, except as otherwise modified, adjusted or determined pursuant to this Section 9, be as follows:

    (a) BTI shall sell Bulk FeLV vaccine to Synbiotics, for delivery to a Synbiotics designated manufacturer, currently Diamond Annual Health, for use solely in manufacturing OTC FeLV vaccine on behalf of Synbiotics, at a transfer price of [*] per dose, plus reimbursement to BTI for any "quality control" costs reasonably and actually incurred by BTI with respect thereto, and otherwise on the terms and conditions set forth in the FeLV Agreement.

    (b) BTI shall sell bulk FeLV vaccine to Synbiotics, for delivery to RMI-Athens, at a transfer price of [*] per dose through December 31, 1997, and at [*] per dose from January 1, 1998 through December 31, 2004. Other terms and conditions shall be as set forth in the FeLV Agreement.

    (c) BTI shall sell bulk FeLV vaccine to Synbiotics, for delivery to RMI-Lyon at a transfer price of [*] per dose until such time as BTI has the capability and is appropriately licensed to produce the FeLV Product in accordance with EU Standards. At all times after BTI has the capability and is appropriately licensed to produce the FeLV vaccine in accordance with EU Standards, BTI shall sell bulk FeLV vaccine, manufactured to EU Standards, to Synbiotics for delivery to RMI-Lyon, at a transfer price of [*] per dose. Other terms and conditions shall be as set forth in the FeLV Agreement.

    (d) Except as otherwise specifically set forth in the FeLV Agreement and this Amendment, the transfer price at which BTI shall sell FeLV vaccine to Synbiotics, for delivery to any distributor shall, especially for doses of FeLV vaccine produced for sale outside the United States, shall be determined based upon the provisions set forth in this Section 9(d) and the per dose prices shown in the following chart:

                                                                              Finished Goods
                                                 Bulk- FeLV                Single and Multi Dose
                                          -----------------------------------------------------------
FeLV Product purchased from BTI           [*] per dose,              Mutually agreed to be negotiated
 for sale or delivery in "EU Similar      F.O.B.West                 in good faith by the parties, if
 Countries"                               Sacramento                 necessary, at a later date.
                                          -----------------------------------------------------------
FeLV Product purchased from BTI           [*] per dose,              In accordance with the
 for sale or delivery in "Non-EU          F.O.B.West                 prevailing
 Similar Countries"                       Sacramento                 U.S. finished goods prices set
                                                                     forth in Article 5 of the FeLV
                                                                     Agreement.
                                          ------------------------------------------------------------

    The parties hereby acknowledge the chart set forth above is intended to serve as a guideline for determining FeLV Transfer Prices for distributors other than Diamond, RMI-Athens and RMI-Lyon whose Transfer Prices are described above in Sections 9(a), (b) and (c), respectively. For purposes of this Section, the term "EU Similar Countries" shall mean countries whose regulatory authorities require the FeLV vaccine to be manufactured in substantial conformance with EU Standards. In contrast, the term "Non-EU Similar Countries" shall mean countries whose regulatory authorities require the FeLV vaccine to be manufactured in substantial conformance with or below the USDA Standards existing as of the date of this Amendment.

    The parties anticipate that most countries are likely to adopt a regulatory standard somewhere between the EU Standards and the current USDA Standards and, thus, have established the Transfer Prices reflected above as the current high and low ranges for FeLV Transfer Prices. Further, the parties intend to establish

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

    Transfer Prices for each country within the range of [*] to [*] per dose for Bulk FeLV vaccine (and using the prevailing U.S. finished goods dose prices as the low range prices for finished goods), based upon whether the country's regulatory standards more closely resemble EU Standards or current USDA Standards, and what, if any, additional elements of difficulty, cost or expense will be encountered in manufacturing, controlling, validating and, if applicable, filling and labeling the FeLV Product in conformance with such country's regulatory standards. As to the Transfer Price for each such country, the parties agree, in good faith, to meet, discuss and reach a mutually acceptable Transfer Price based upon the range set forth herein, depending upon the country's regulatory environment.

    The parties acknowledge that many uncertainties exist as to the cost of and potential product returns relating to bottling and labeling the FeLV Product, particularly in countries where it has been historically difficult to import biological products, such as Japan. In order to substantially reduce or eliminate these uncertainties, the parties agree, whenever possible and contractually acceptable to Synbiotics, to sell Bulk FeLV vaccine in such markets as opposed to finished goods.

Notwithstanding any other provisions of the FeLV Agreement or this Amendment, future bulk and finished vaccine pricing from BTI to RMI-Athens, RMI-Lyon, Diamond Animal Health (for OTC), Synbiotics and any other distributor of the FeLV Product, shall be adjusted to good faith by the parties, as necessary to take into account (1) changes in consumer price levels And/or purchasing power,
(2) any improvements to the product, and (3) increases in the cost of producing the FeLV Product particularly those due to requirements imposed by regulatory entities or introduction of the FeLV Product into new markets.

10. The parties agree that for purposes of Section 1.1 of the FeLV Agreement, "improvements" shall include such modifications as additions of new strains of whole killed FeLV virus; additions of adjuvants or immuno-enhancers to the whole killed FeLV vaccine Product; changes in growth media or other production techniques to improve stability or purity of the whole killed FeLV vaccine Product; freeze drying of Product; changes in concentration of the FeLV virus; and other similar type changes. Some improvements will require another negotiated transfer price. It is further agreed that "improvements" shall not include FeLV antigens that are reduced to recombinant vaccines; modified live FeLV vaccines; oral/nasal preparations or FeLV vaccine; gene deleted DNA or RNA vaccines; and any genetically altered or other futuristic types of FeLV virus vaccines. Finally, It is confirmed that, unless Synbiotics' right to promote, use and sell the FeLV Product becomes non-exclusive, BTI will not have the right to sell the conventional whole killed FeLV vaccine Product in combination vaccines without the express written consent of Synbiotics.

11. The [*] loan by Synbiotics to BTI referred to in Section 10.2 of the PRC Agreement shall be repaid as follows: effective upon signing this Agreement, and notwithstanding anything in this Amendment or the FeLV Agreement or the PRC agreement to the contrary, Synbiotics shall retain, from the purchase price Synbiotics would otherwise pay BTI for purchases of FeLV vaccine, the sum of [*] per dose of FeLV vaccine purchased from BTI by Synbiotics. Such [*] per dose sum retained by Synbiotics shall be applied against and reduce the outstanding principal balance of the loan until fully repaid, This [*] per dose loan repayment procedure shall not apply to any FeLV vaccine sold by BTI to Synbiotics for delivery to RMI-Athens for which Synbiotics must pay in full.
The [*] per dose purchase price retention by Synbiotics shall immediately cease at such time as the loan has been paid in full.

12. Except as expressly amended by this Agreement, the FeLV Agreement will remain unchanged and in full force and effect.

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

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

SYNBIOTICS CORPORATION,                  BIO-TRENDS INTERNATIONAL, INC.,
a California corporation                 a California corporation


By:    /s/ KENNETH M. COHEN              By:    /s/ CHARLES J. YORK
       --------------------                     -------------------
Title: President and Chief               Title: President and Chief
       Executive Officer                        Executive Officer

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